Exhibit 99.1

NEWS

RELEASE

Vectren Corporation
P.O. Box 209
Evansville, IN 47702-0209

Investor Contact Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

October 29, 2009

Vectren Corporation Reports Third Quarter 2009 Results and Affirms 2009 Earnings Guidance

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported third quarter 2009 net income of $12.4 million, or $0.15 per share, compared to net income of $23.2 million, or $0.29 per share, for the same quarter last year.  Net income for the nine months ended September 30, 2009, which excludes a charge related to an investment by ProLiance Energy, LLC in Liberty Gas Storage, LLC, was $90.4 million, or $1.12 per share.  This compares to net income of $91.9 million, or $1.18 per share, in 2008.  Including the impacts of the charge recognized in the second quarter, consolidated results for the nine months ended September 30, 2009 were earnings of $78.5 million, or $0.97 per share.  Net income excluding the charge is a non-GAAP performance measure.  See a discussion of this non-GAAP performance measure later in this earnings release.

2009 Earnings Guidance Affirmed

The company affirmed 2009 consolidated earnings guidance in a range of $1.60 to $1.80 per share.  This range continues to exclude as a nonrecurring charge the impact of the charge related to ProLiance’s investment in Liberty Gas Storage.  This estimate includes projected earnings from the Utility Group of $1.20 to $1.30 per share and from the Nonutility Group of $0.40 to $0.50 per share.  This guidance reflects continued weakness in the economy including lower demand for electricity and coal.   Changes in these expectations or other circumstances could materially impact earnings and result in earnings for 2009 significantly above or below this guidance.  These targeted ranges are subject to such factors discussed below under “Forward-Looking Statements.”

Summary Results

•
Utility third quarter earnings were $8.7 million, or $0.11 per share, in 2009 with ($0.04) per share related to unfavorable cooling weather, compared to earnings of $13.6 million, or $0.17 per share, in 2008.  Year to date, utility earnings were $71.5 million, or $0.89 per share, with ($0.03) per share of unfavorable cooling weather, compared to utility earnings of $80.4 million, or $1.04 per share, in 2008.

•
Nonutility earnings were $3.3 million, or $0.04 per share, in the third quarter of 2009, compared to earnings of $9.8 million, or $0.12 per share, in 2008.  The decline resulted from third quarter 2008 record earnings from ProLiance, a period in which it benefited from unusually wide cash to NYMEX spreads.  Year to date, nonutility earnings, excluding the Liberty charge, were $18.7 million, or $0.23 per share, compared to $12.1 million, or $0.15 per share, in 2008.

•	Year to date 2009 reported earnings per share are ($0.04) per share lower than 2008 due to the increased number of shares outstanding as a result of the issuance of common shares in June 2008.

“Our year to date operating results of $90.4 million, before the Liberty charge, achieved in a difficult economy, compare favorably to earnings of $91.9 million in 2008.  Consolidated results reflect lower electric demand impacting our electric utility margins, including wholesale power sales, a very cool summer, and lower coal sales.  In spite of the decline in ProLiance’s quarterly earnings, the year to date results of the nonutility businesses have increased over 50% compared to 2008,” said Niel C. Ellerbrook, Vectren’s Chairman and CEO.

Ellerbrook added, ”We expect the fourth quarter results of the utility business to be similar to 2008 and the results of our nonutility businesses, particularly Coal Mining and ProLiance, to be up as compared to the 2008 fourth quarter.  As a result, we are affirming our 2009 guidance of $1.60 to $1.80.”

Utility Group Discussion

The Utility Group’s 2009 earnings for the quarter ended September 30, 2009 were $8.7 million, compared to $13.6 million in 2008 and $71.5 million for the nine months ended September 30, 2009, compared to $80.4 million in 2008.  The decreases reflect continued trends involving lower large customer usage and lower wholesale power sales, both of which have been impacted by the recession, as well as an expected increase in depreciation expense.  Management estimates third quarter cooling weather over 20 percent cooler than both normal and the prior year decreased earnings in the quarter by $3.2 million.  Management estimates the mild cooling weather decreased earnings $2.1 million for the nine months compared to the prior year period.  Increased revenues associated with regulatory initiatives partially offset these declines.

Gas Utility Margin
Gas utility margins were $65.4 million and $319.3 million for the three and nine months ended September 30, 2009.  Following are reconciliations of the changes from 2008:

		Year
	Three	to
(millions)	Months	Date
2008 Gas Utility Margin	$63.7	$316.4

Regulatory initiatives, including the full impact of the Vectren North base rate
increase and the Vectren Ohio base rate increase	2.1	8.4
Ohio weather	0.8	0.4
Recessionary impacts:
Large customer margin decreases	(0.7)	(4.0)
Decreased small customer counts	(0.2)	(1.2)
Costs directly recovered in margin and other	(0.3)	(0.7)
Total change in Gas Utility Margin	1.7	2.9

2009 Gas Utility Margin	$65.4	319.3

Electric Utility Margin
Retail & Firm Wholesale Margin
Electric retail utility margins were $87.3 million and $238.0 million for the three and nine months ended September 30, 2009.  Following are reconciliations of the changes from 2008:

		Year
	Three	to
(millions)	Months	Date
2008 Retail Electric Margin	$90.2	$236.9

Return on pollution control investments	1.4	3.2
Recovery of tracked MISO and pollution control related costs	1.9	7.4
Weather	(5.4)	(3.6)
Recessionary driven large customer margin decreases	(1.7)	(5.4)
All other changes	0.9	(0.5)
Total change in Retail Electric Margin	(2.9)	1.1

2009 Retail Electric Margin	$87.3	$238.0

Margin from Wholesale Activities
For the three and nine months ended September 30, 2009, wholesale margins were $5.6 million and $15.3 million, representing decreases of ($3.4) million and ($6.9) million, compared to 2008.

Of the quarterly and year to date decreases ($4.3) million and ($11.5) million, respectively, relate to lower margin retained by the company from off-system sales.  The company experienced lower wholesale power marketing margins due primarily to lower demand and wholesale prices due to the recession, coupled with increased coal costs.  The base rate case effective August 17, 2007, requires that wholesale margin from off-system sales earned above or below $10.5 million be shared equally with customers as measured on a fiscal year ending in August, and results reflect the impact of that sharing.  Decreases associated with off-system sales have been partially offset by margins associated with transmission system operations.

Beginning in June 2008, the Company began earning a return on electric transmission projects constructed by the company in its service territory that meet the criteria of Midwest Independent System Operator’s (MISO) transmission expansion plans.  Margin associated with these projects and other transmission system operations increased $0.9 million, to $4.4 million for the three months ended September 30, 2009 and for the nine months ended September 30, 2009, margin increased $4.6 million, to $11.0 million.

Other Operating

For the three and nine months ended September 30, 2009, other operating expenses were $69.9 million and $227.9 million, which represent increases of $0.7 million and $10.2 million, compared to 2008.  Approximately $1.3 million and $8.3 million of the increases result from increased costs directly recovered through utility margin.  Examples of such tracked costs include Ohio bad debts, Indiana gas pipeline integrity management costs, costs to fund Indiana energy efficiency programs, and MISO transmission revenues and costs, among others.  Bad debt expense associated with the Indiana service territory decreased $0.4 million in the quarter and increased $2.3 million year to date.  The gas cost portion of bad debt expense in the Indiana service territory is recovered through gas cost recovery mechanisms.  All other operating expenses were approximately $0.2 million lower in the quarter and $0.4 million lower year to date.

Depreciation & Amortization

For the three and nine months ended September 30, 2009, depreciation expense was $45.9 million and $134.8 million, which represents increases of $4.3 million and $11.6 million, compared to 2008.  Plant additions include the approximate $100 million SO2 scrubber placed into service January 1, 2009 for which depreciation totaling $1.5 million in the quarter and $4.0 million year to date is directly recovered in electric utility margin.

Taxes Other Than Income Taxes

For the three and nine months ended September 30, 2009, taxes other than income taxes were $10.8 million and $46.2 million, which represent decreases of ($0.9) million for the quarter and ($5.6) million year to date, compared to 2008.  The decreases are attributable to lower utility receipts, excise, and usage taxes caused principally by lower gas prices.  These expenses are tracked in revenues.

Other Income - Net

For the three and nine months ended September 30, 2009, other income – net was $2.1 million and $6.1 million, which represents an increase of $1.4 million in the quarter and $1.2 million year to date compared to 2008.  The increases reflect increasing market values associated with investments related to unqualified benefit plans.

Interest Expense

For the three and nine months ended September 30, 2009, interest expense was $20.2 million and $58.9 million, which represents an increase of $0.6 million in the quarter and a decrease of ($0.6) million year to date, compared to 2008.  The increase in the quarter reflects the impact of two long-term financing transactions completed in 2009.  These transactions involved the second quarter issuance by Vectren Utility Holdings, Inc. (VUHI) of $100 million in unsecured eleven year notes with an interest rate of 6.28 percent to institutional investors and the third quarter completion by Southern Indiana Gas and Electric Company of a $22.3 million debt issuance of 31 year tax exempt first mortgage bonds with an interest rate of 5.4 percent.  Both periods in 2009 reflect lower short-term interest rates and lower average short-term debt balances that have been impacted favorably by lower gas prices.

Income Taxes

For the three and nine months ended September 30, 2009, federal and state income taxes were $5.3 million and $40.6 million, which represents decreases of ($3.2) million and ($9.0) million, compared to 2008.  The lower taxes are primarily due to lower pretax income.

Nonutility Group Discussion

All amounts included in this section are after tax.  Results reported by business group are net of nonutility group corporate expense.

The Nonutility Group’s earnings were $3.3 million in the third quarter of 2009, compared to $9.8 million in 2008.  Year to date in 2009, Nonutility Group earnings excluding the Liberty charge were $18.7 million compared to earnings of $12.1 million in 2008.  Inclusive of the Liberty charge, 2009 year to date Nonutility Group earnings were $6.8 million.

Energy Marketing and Services

Energy Marketing and Services is comprised of the company’s gas marketing operations, energy management services, and retail gas supply operations.  Results, inclusive of holding company costs, from Energy Marketing and Services for the quarter ended September 30, 2009, were a loss of ($4.8) million compared to earnings of $10.1 million in 2008.  The year to date income in 2009 was $6.0 million compared to earnings of $12.4 million in 2008.  Operating entities contributing to these results include Vectren Source and ProLiance.  Results in the nine months ended September 30, 2009 exclude the Liberty charge of ($11.9) million after tax.

Vectren Source, the company’s retail gas marketer, operated at a seasonal loss of ($3.0) million in the third quarter of 2009, compared to a loss of ($0.6) million in 2008.  The wider seasonal loss experienced during 2009 is primarily due to increased storage costs due to the increasing number of customers.  The third quarter of 2008 also contains a $0.7 million gain associated with the sale of its Georgia customer base as Vectren Source exited that market in 2008.  Year to date, Vectren Source earned approximately $4.0 million, compared to $0.2 million in 2008.  The higher year to date earnings resulted primarily from favorable market conditions over the course of the first quarter as revenues on variable priced sales contracts fell more slowly than gas costs.  Due to the seasonal nature of the retail gas supply business and due to prices charged to customers more fully reflecting the current lower gas prices, as expected such higher first quarter earnings have not continued.  Vectren Source’s customer count at September 30, 2009 was approximately 186,000 customers, compared to 130,000 customers at September 30, 2008.

During the three months ended September 30, 2009, ProLiance’s operating results were a loss of ($1.6) million, compared to earnings of $12.4 million in 2008.  The third quarter of 2008 was a record quarter in terms of earnings contribution for ProLiance, a period in which it significantly benefited from wider cash to NYMEX spreads.  As previously disclosed, the level of ProLiance’s 2008 third quarter earnings was not indicative of its future operating results.  During the quarter ended September 30, 2009, ProLiance produced more typical third quarter operating results.  During the nine months ended September 30, 2009, ProLiance’s earnings were approximately $2.7 million compared to earnings of $15.7 million in 2008.  The 2009 year to date results exclude the impact of the Liberty charge.  The year to date decrease of ($13.0) million primarily reflects the third quarter reduced earnings volatility.  The current year heating season’s seasonal spreads are expected to improve over the prior year, and those earnings will be realized in the fourth quarter of 2009 and the first quarter of 2010.    ProLiance’s storage capacity is 46 BCF compared to 42 BCF at December 31, 2008.

Coal Mining

Coal Mining mines and sells coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Coal Mining, inclusive of holding company costs, earned approximately $4.0 million in the third quarter of 2009, compared to a loss of ($0.5) million in 2008.  Year to date, Coal Mining earned $7.4 million compared to a loss of ($1.6) million in 2008.  Coal Mining earnings have increased based on new pricing in contracts effective January 1, 2009.  The impacts of higher revenues have been somewhat offset by increased costs per ton mined.  This anticipated year to date increase in costs is reflective of efforts to reconfigure the mining operation at Prosperity mine in order to improve future productivity.  During the current quarter, these improvements began to favorably impact production and operating costs.

The continuing recession has resulted in a recent, but significant, decrease in the demand for and market price of Illinois Basin coal.  The lowered demand is resulting in some build up of coal inventories at most customer locations as well as at Vectren Fuels’ mines as a result of contracts with minimum delivery provisions, which enable the customers to scale back their deliveries within specified limits.  This is expected to result in less 2009 mine production.  Further, Vectren Fuels is currently in a dispute with one customer regarding its purchase contract and Vectren Fuels is working to resolve the dispute.  The company began 2009 with a limited amount of production that was unsold.  Given the current market conditions, as previously reported, expectations for full year 2009 sales are 3.4 to 3.6 million tons, a reduction from the original expectation of 4.6 to 5.2 million tons.  Further, the growing customer coal inventory levels will likely cause the current demand and supply imbalance to extend into 2010.

The first of two new underground mines located near Vincennes, Indiana is nearing completion.  For testing purposes and to build the initial coal pile, minor coal extraction began early in the third quarter of 2009.   Vectren Fuels expects the initial mine to be in service during the first quarter of 2010 with the second mine opening in 2011.  However, Vectren Fuels may continue to change this time table as it evaluates the impacts of current market conditions.  Reserves at the two mines are estimated at 98 million tons of recoverable number-five coal at 11,200 BTU (British thermal units) and less than 6-pound sulfur dioxide.  The reserves at these new mines bring total coal reserves to approximately 129 million tons at September 30, 2009.  Once in production, the two new mines are capable of producing about 5 million tons of coal per year.

Energy Infrastructure Services

Energy Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline Corporation (Miller) and energy performance contracting and renewable energy services through ESG.  Inclusive of holding company costs, Energy Infrastructure Services contributed earnings of $4.6 million in the third quarter of 2009, compared to $6.0 million in 2008.  Year to date earnings were $7.6 million in 2009, compared to $5.5 million in 2008.

Miller’s 2009 earnings were $2.3 million in the third quarter, compared to $3.3 million in 2008.  Miller earned approximately $3.1 million year to date in 2009, compared to $3.6 million in 2008.  The declines are primarily due to recessionary impacts related to utility customer cut backs and some third quarter start up costs associated with new contracts.  Lower interest rates and favorable weather conditions which allowed for more efficient completion of first quarter projects partially offset the decreases.

ESG’s 2009 earnings were $2.9 million in the third quarter and were generally flat compared to the prior year.  ESG earned approximately $5.9 million year to date in 2009, compared to $2.9 million in 2008. The increase results from the second quarter 2009 sale of a 3.2 MW land fill gas facility located in the company’s electric service territory as part of its ongoing renewable energy project development strategy.  The sale to the company’s electric utility, as part of the utility’s strategy to continue to build a renewable energy portfolio, was approved by the Indiana Utility Regulatory Commission.

At September 30, 2009, ESG’s backlog was $76 million, compared to $54 million at September 30, 2008.   The national focus on a comprehensive energy strategy as evidenced by the Energy Independence and Security Act of 2007 and the American Recovery and Reinvestment Act of 2009 is likely to create favorable conditions for ESG’s growth and resulting earnings.

Other Businesses

Other nonutility businesses operated at a loss of ($0.5) million in the third quarter of 2009 and a loss of ($2.3) million year to date in 2009, compared to a loss of ($5.8) million in the third quarter of 2008 and a loss of ($4.2) million year to date in 2008.  Other nonutility businesses include a variety of legacy investments, including investments in commercial real estate.  During the third quarter of 2008, the company recorded an impairment charge associated with its commercial real estate investments totaling $10.0 million, $5.9 million after tax, or $0.07 per share.  During the year to date period, the impact of this charge in 2008 was partially offset by favorable adjustments related to income tax true-ups.

Use of Non-GAAP Measures

In this press release and related information, per share earnings contributions of the Utility Group, Nonutility Group, and Corporate and Other are presented.  Such per share amounts are based on the earnings contribution of each group included in Vectren’s consolidated results divided by Vectren’s basic average shares outstanding during the period.  The earnings per share of the groups do not represent a direct legal interest in the assets and liabilities allocated to the groups, but rather represent a direct equity interest in Vectren Corporation's assets and liabilities as a whole.  These non-GAAP measures are used by management to evaluate the performance of individual businesses.  Accordingly management believes these measures are useful to investors in understanding each business’ contribution to consolidated earnings per share and analyzing period to period changes.

This press release also contains other non-GAAP financial measures that exclude a charge related to ProLiance’s investment in Liberty Gas Storage, LLC (Liberty charge) recorded in the second quarter of 2009.  Management uses consolidated net income, consolidated earnings per share, and Nonutility Group net income, excluding the Liberty charge, to evaluate its results.   Management believes analyzing underlying business trends is aided by the removal of the Liberty charge due to the significant impact it has on comparability between the periods reported.  The rationale for using such non-GAAP measures is that the charge in all cases substantially decreases the performance measures, and the period to period changes do not provide meaningful comparative information regarding typical operating results.

A material limitation associated with the use of these measures excluding the Liberty charge is that these measures excluding the Liberty charge do not include all costs (i.e. the Liberty charge) recognized in accordance with GAAP.  Management compensates for this limitation by prominently displaying a reconciliation of these non-GAAP performance measures to their closest GAAP performance measures.  This display also provides financial statement users the option of analyzing results as management does or by analyzing GAAP results.

The following table reconciles consolidated net income, consolidated basic EPS, and Nonutility Group net income to those results excluding the Liberty charge.

	Nine Months Ended September 30, 2009
(In Millions, except EPS)	GAAP Measure	Exclude Liberty Charge	Non-GAAP Measure
Consolidated
Net Income	$78.5	(11.9)	$90.4
Basic EPS	$0.97	(0.15)	$1.12
Nonutility Group Net Income	$6.8	(11.9)	$18.7

The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on October 30, 2009
Vectren’s financial analyst call will be at 2:00 p.m. (EDT), October 30, 2009 at which time management will discuss financial results and 2009 earnings guidance.  To participate in the call, analysts are asked to dial 1-888-818-6237 and present the conference call ID# 33717432.  All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit   www.vectren.com.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions intended to identify forward-looking statements.  Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.  Increased competition in the energy industry, including the effects of industry restructuring and unbundling.  Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.  Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight..  Economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.  Economic conditions surrounding the current recession, which may be more prolonged and more severe than cyclical downturns, including significantly lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; decreases in demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments.  Increased natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.  Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.  Direct or indirect effects on the Company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.  The performance of projects undertaken by the Company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the Company’s coal mining, gas marketing, and energy infrastructure strategies.  Factors affecting coal mining operations including  MSHA guidelines and interpretations of those guidelines; geologic, equipment, and operational risks; sales contract negotiations and interpretations; volatile coal market prices;  supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access/replace coal reserves.  Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.  Legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures.  Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws.  Changes in or additions to  federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2008 annual report on Form 10-K filed on February 19, 2009.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.